Exhibit 99.1

JAKKS Pacific Reports Second Quarter 2016 Financial Results

Company Reiterates Growth in 2016 Financial Guidance

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 20, 2016--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

  Sales increased 8 percent
  Gross margin increased 180 basis points
  Operating margin improved 150 basis points
  Net loss attributable to JAKKS Pacific decreased 23 percent
  Adjusted EBITDA increased 166 percent
  Inventory levels declined 22 percent year over year

Net sales for second quarter 2016 increased 8 percent to $141.0 million from $131.1 million reported in the comparable period in 2015. The reported net loss attributable to JAKKS Pacific for second quarter 2016 was $4.4 million, or $0.27 per diluted share, down from a net loss of $5.7 million, or $0.30 per diluted share, reported in the comparable period in 2015. Adjusted EBITDA for the second quarter increased to $4.0 million, compared to Adjusted EBITDA of $1.5 million in 2015. See note below on “Use of Non-GAAP Financial Information.”

First Half 2016 Financial Overview

Net sales for the six months ending June 30, 2016 were $236.8 million compared to $245.3 million in 2015. The reported net loss attributable to JAKKS Pacific for the six month period was $21.8 million, or $1.30 per diluted share. This compares to a net loss for the first six months of 2015 of $13.3 million, or $0.69 per diluted share. Adjusted EBITDA for the first six months of 2016 was negative $5.1 million, compared to Adjusted EBITDA of $0.6 million for the first six months of 2015.

“We had a solid second quarter performance in line with expectations, and we delivered better than consensus revenue and earnings with continuing margin improvement and operating efficiencies reflected in the increased Adjusted EBITDA year over year. This marks the third consecutive second quarter showing year-over-year growth in revenue and earnings,” said Stephen Berman, JAKKS Pacific Chairman and Chief Executive Officer.

“We believe we have created a strong foundation as we head into the important second half of the year. I am confident we can continue the momentum of growth and profitability with our compelling portfolio of brands, and innovative product introductions in the back half of the year,” said Berman.

In second half 2016, JAKKS Pacific is set to unveil several new exciting products across a number of categories for the upcoming Fall and holiday seasons. From magical dolls to mini-collectibles to radio controlled vehicles, JAKKS Pacific has a robust line-up of on-trend and engaging products for kids and kids at heart. A few highlights include Northern Lights Elsa, the next iteration of JAKKS Pacific successful large-scale Frozen dolls this year features a magical light show on Elsa’s dress; kids can transform Cinderella’s look with Disney Princess Magical Wand Cinderella which features lights, sounds and music; Gift ‘ems, the only collectible mini-doll line which features the universally known gift box to surprise girls with a “friend” from different cities around the world; XPV Skateboarding Mikey inspired by the popular Michelangelo character from the Teenage Mutant Ninja Turtles; BIG-FIGS large-scale figures based on the popular Star Wars franchise as well as the DC Universe; Nintendo characters are all the rage and we will release new World of Nintendo action figures and vehicles; new waves of the Tsum Tsum line of collectible figures featuring characters from the vast library of both Disney and Marvel; and, two new additions to our Disney line with the introduction of Elena of Avalor and Disney/Pixar’s Moana. In addition, JAKKS Pacific is geared up to serve as global distributor for Glow Friends by Roxo, an innovative line of interactive light-up characters; and as U.S. distributor for Ooshies by Headstart, a line of collectible characters featuring popular licenses.

Working Capital and Cash Flow

As of June 30, 2016, the Company’s working capital was $216.5 million, including cash and cash equivalents of $86.7 million, compared to working capital of $232.0 million including cash and cash equivalents of $110.5 million as of June 30, 2015. Net cash used in operating activities for the second quarter was $11.2 million, compared to net cash provided by operating activities of $11.5 million in the year ago period.

Reiterating 2016 Guidance

For 2016, JAKKS Pacific continues to forecast net sales to increase 7 percent to approximately $800.0 million; diluted earnings per share to increase 10 percent to approximately $0.78 per share, subject to share count changes; and Adjusted EBITDA to increase 28 percent to approximately $65.0 million. This guidance reflects anticipated gross margin expansion and operating margin growth in 2016.

Share Repurchase

In June 2015, the Board of Directors authorized the Company to repurchase up to $30.0 million worth of shares of the Company’s outstanding common stock and/or convertible notes. Approximately 3.2 million shares of common stock at an aggregate cost of $25.2 million, $0.7 million face amount of our 2018 convertible notes at a cost of $0.7 million and $2.0 million face amount of our 2020 convertible notes at a cost of $1.9 million were repurchased through the end of the second quarter. At quarter-end, approximately $2.2 million remained available in the current buy-back authorization.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non- GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non- GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its second quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software. A replay of the call will be available on JAKK Pacific’s website approximately one hour following completion of the call through August 19, 2016 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, passcode “4293 5558#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Real Construction®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®, as well a wide range of entertainment-inspired products featuring premier licensed properties. DreamPlay Toys, LLC is a joint venture between JAKKS and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD™ recognition technology. Through JAKKS Cares, the Company’s commitment to philanthropy, JAKKS Pacific is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2016 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$86,693	$102,528
Restricted cash	9,933	-
Accounts receivable, net	132,892	163,387
Inventory, net	71,468	60,544
Income taxes receivable	23,435	24,008
Prepaid expenses and other	28,102	31,901
Total current assets	352,523	382,368

Property and equipment	121,111	112,088
Less accumulated depreciation and amortization	97,011	93,653
Property and equipment, net	24,100	18,435

Goodwill	43,631	44,199
Trademarks & other assets, net	42,638	47,618
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$469,892	$499,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$105,166	$89,067
Reserve for sales returns and allowances	8,960	17,267
Income taxes payable	21,926	21,067
Total current liabilities	136,052	127,401

Long term debt, net	207,526	209,166
Other liabilities	5,173	5,155
Income taxes payable	2,325	2,199
Deferred tax liability	2,297	2,293
Total liabilities	353,373	346,214

Stockholders' equity:
Common stock, $.001 par value	21	21
Additional paid-in capital	179,421	194,743
Treasury stock	(24,701)	(28,322)
Accumulated deficit	(25,175)	(3,391)
Accumulated other comprehensive loss	(13,709)	(10,051)
Total JAKKS Pacific, Inc. stockholders' equity	115,857	153,000
Non-controlling interests	662	406
Total stockholders' equity	116,519	153,406
Total liabilities and stockholders' equity	$469,892	$499,620

Working Capital	$216,471	$254,967

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2016
Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)

Net sales	$140,977	$131,106	$236,786	$245,307
Less cost of sales
Cost of goods	74,815	73,338	126,993	135,839
Royalty expense	19,299	16,797	30,533	32,314
Amortization of tools and molds	2,063	1,684	3,277	2,489
Cost of sales	96,177	91,819	160,803	170,642
Gross profit	44,800	39,287	75,983	74,665
Direct selling expenses	8,892	9,239	20,451	16,101
Selling, general and administrative expenses	34,415	30,662	65,033	61,419
Depreciation and amortization	2,593	2,394	5,415	4,352
Loss from operations	(1,100)	(3,008)	(14,916)	(7,207)
Other income (expense):
Income from joint ventures	861	1,684	861	1,684
Other income	-	-	75	-
Interest income	18	16	34	35
Interest expense	(3,220)	(3,106)	(6,446)	(6,080)
Loss before provision for income taxes	(3,441)	(4,414)	(20,392)	(11,568)
Provision for income taxes	704	1,313	1,136	1,740
Net loss	(4,145)	(5,727)	(21,528)	(13,308)
Net income (loss) attributable to non-controlling interests	224	(47)	256	(47)
Net loss attributable to JAKKS Pacific, Inc.	$(4,369)	$(5,680)	$(21,784)	$(13,261)
Loss per share - basic and diluted	$(0.27)	$(0.30)	$(1.30)	$(0.69)
Shares used in loss per share	16,402	19,108	16,818	19,115

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three and Six Months Ended June 30, 2016 and 2015

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)

Net loss	$(4,145)	$(5,727)	$(21,528)	$(13,308)
Income from joint ventures	(861)	(1,684)	(861)	(1,684)
Other income	-	-	(75)	-
Interest income	(18)	(16)	(34)	(35)
Interest expense	3,220	3,106	6,446	6,080
Provision for income taxes	704	1,313	1,136	1,740
Loss from operations	(1,100)	(3,008)	(14,916)	(7,207)

Depreciation and amortization	4,656	4,078	8,692	6,841
Restricted stock compensation expense	461	440	1,084	944

Adjusted EBITDA	$4,017	$1,510	$(5,140)	$578

CONTACT:
JAKKS Pacific, Inc.
Sara Rosales Montalvo, 424-268-9363
or
Joel Bennett, 310-455-6210